Exhibit 99.1

Electric / Gas / Water Information collection, analysis and application

2818 North Sullivan Road, Spokane, WA 99216

509.924.9900 Tel

509.891.3355 Fax

www.itron.com

FOR IMMEDIATE RELEASE

ITRON COMPLETES ACQUISITION OF

SCHLUMBERGER ELECTRICITY METERING

SPOKANE, WA — July 1, 2004 — Itron Inc. (NASDAQ: ITRI) announced that effective today, the Company has closed its purchase of Schlumberger Limited’s (Schlumberger) electricity metering products business (SEM).

The SEM acquisition includes Schlumberger’s electricity meter manufacturing and sales operations in the United States and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. The purchase price for SEM was $248 million, and is subject to post closing working capital adjustments. Itron used proceeds from a new $240 million senior secured credit facility and $125 million in senior subordinated notes to finance the acquisition, pay related fees and expenses, and repay approximately $50.2 million of outstanding debt under its existing credit facility.

About Itron

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care, enterprise and residential energy management. To know more, start here: www.itron.com.

For additional information, contact:

Mima Scarpelli

Vice-president, Investor Relations and Corporate Communications

(509) 891-3565

mima.scarpelli@itron.com

Christina Kelly

Marketing/Communications Specialist

(509) 891-3268

christina.kelly@itron.com